Exhibit 99.1

Sino Agro Food, Inc. Reports 2019 Q1 Results

Revenue of USD 29.3 M; EPS of USD 0.01

May 17, 2019

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME),a company focused on high protein food including seafood and cattle announces results for the quarter ending March 31, 2019.

Financials

All business segments of Sino Agro Food, Inc. (the “Company” or “SIAF”) recorded gross profits in the first quarter, totaling USD 5.0 M. Fully diluted GAAP earnings totaled USD ..8M or USD .01 per share. This includes a loss of USD .4 M in “other income,” which is comprised in large part by net income from SIAF’s equity interest in Tri-Way Industries and a restructuring charge related to loans. Adding net operational income from SIAF’s interest in its unconsolidated investee of USD 2.4 M, total net income from operations was USD 3.3 M or USD .07 per share.

Total revenue decreased USD 4.4 M, or 13%, to USD 29.3 M for the quarter ended March 31, 2019 when compared to the corresponding 2018 quarter. Revenue from the sale of goods decreased USD 3.0M, or 9.6% from USD 31.3 M to USD 28.3. SJAP’s yearly revenue decline accounted for USD 2.5 M, as that business has been restructured to better align cost structure until (or if) market prices for domestic beef recover. Trading sector revenue declined by USD 3.6M, year over year due primarily to the Chinese Lunar New Year starting later than in 2018, disrupting logistics and transportation services, resulting in a delay in deliveries of goods. These declines were offset by a revenue increase of USD 3.2 M, or 64%, in the cattle farms sector (MEIJI). Revenue from project development declined by USD 1.5 M to USD 1.0 M due to Tri-Way’s further tightening of capital expenditure.

FY 2019 gross profits declined to USD 5.0 M, because of a smaller revenue base and cost of goods increasing 6%.

Other Key Points

•	Revenue in the fourth quarter of 2018 was USD 29.3 M, a decrease of 13% from Q1 of 2018.

•	All business segments booked positive gross profits in Q1 2019.

•	Fully diluted GAAP EPS of USD .01 does not include USD .06 EPS from SIAF’s equity investee, Tri-Way Industries.

•	As of May 15, 2019 there were 49,99 M common shares issued and outstanding

•	Capital expenditure is being restricted to shorter-term, positive profile returns for all businesses, while the company endeavors to balance legacy debt payments with growth prospects, while simultaneously seeking third party financing for demonstrably self-sustainable projects, predominantly at Tri-Way.

•	As of March 31 2019, the Company had net working capital of USD 177.5 M, versus USD 175.3 M end of Q1 2018.

•	Stockholders’ equity increased in by USD 3.3 M to USD 634.4 M from the end of Q1 2018 to the end of Q1 2019.

First Quarter Comparison

(USD M, except per share and margin data)	Q1 2019	Q1 2018%
Revenue	29.3	33.7	(13) %
Gross Profit	5.0	6.1	(44) %
Gross Profit Margin	17.1%	18.1%	(36) %
Earnings Per Diluted Share (FD) (USD) – excluding equity investee	.01	.17	(94)%

The following table breaks out revenue by business segment, comparing the Q1 2019 to Q1 2018:

	FY 2019	FY 2018%
Integrated Cattle Farm (SJAP)	3.9	6.5	(40) %
Organic Fertilizer (HSA)	2.5	2.4	7%
Cattle Farms (MEIJI)	8.2	5.0	64%
Plantation (JHST)	.9	1.1	(17)%
Seafood & Meat Trading	12.8	16.4	(23) %

Sale of Goods Total	28.3	31.3	(10) %

Project Development Total	1.0	2.5	(60) %
Group total	29.3	33.7	(13) %

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The following table breaks out gross profit by business segment, comparing the Q1 2019 to Q1 2018:

Gross Profit (USD M)	FY 2018	FY 2017%
Integrated Cattle Farm (SJAP)	1.1	2.2	(52)%
Organic Fertilizer (HSA)	.9	.8	19%
Cattle Farms (MEIJI)	1.3	.5	185%
Plantation (JHST)	.2	.2	25%
Seafood & Meat Trading	1.4	1.8	(22%)

Sale of Goods Total	4.9	5.5	(19) %

Project Development Total	.1	.7	(93) %
Group total	5.0	6.1	(17) %

Integrated Cattle (SJAP)

The Company is deemphasizing its Integrated Cattle Farm business segment (SJAP) until (or if) macroeconomics improve for the beef industry in China, with the goal of maintaining self-sufficiency at smaller size, but without any capital requirements. Overall, despite continued depressed market conditions, and reflecting stricter cost controls, SJAP demonstrated financial self-sufficiency.

Within this parameter, SJAP is performing to goal, with gross profits of USD 1.1 M in Q1 2019, versus USD 2.3 M in Q1 2018.

Organic Fertilizer (HSA)

Revenue at HSA increased by USD .17 M, or 7%, from USD 2.37 M in Q1 2018 to USD 2.53 M in Q1 2019. Gross profits increased by USD .15M or 19% from USD .75M in Q1 2018 to USD .90 Q1 2019. Gross margins were 35%.

In October 2018, HSA leased 10 acres of land situated at the front entrance of its property for annual rental of USD 80,000 for 24 months.

During the first quarter, HSA reached an agreement to establish a joint venture (“JV”) with an organic chicken and egg farmer. HSA will provide its acreage and production facilities while the partner will provide capital funding and manage its chicken and egg operations. HSA will receive 40% of net profits. The JV partners are currently preparing relevant paperwork, including environmental reports, to obtain necessary permits.

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This arrangement provides a good example of the Company seeking incremental revenue while limiting or without committing funding capital or working capital expense.

There are no capital projects expected in 2019 for HSA. The Company expects modest organic growth.

Cattle Farms (MEIJI)

Revenue for Q1 2019 totaled USD 8.2 M, an increase of USD 3.2 M, or 64% over Q1 2019 (UDS 5.0). Gross profit for the 2019 first quarter was USD 1.3 M, an increase of 185%.

Locally bred Asian Yellow Cattle have command steadily increasing prices, approximately double the live weight price of cattle at SJAP. Gross margins increased from 7% in Q1 2019 to 16% in Q1 2019 for the sale of live Asian Yellow cattle.

Longer term plans call for merging MEIJA and HSA operations, with MEIJI cattle farms providing breeding stations supplying yearlings for HSA to grow into full grown cattle, unless alternatives to achieve improved returns emerge. These two business sectors can be synergistic and project reasonable growth potential; therefore, combining may increase their value.

Plantation (JHST)

Revenue at JHST decreased by USD .14 M, or 17% from USD 1.0 M in Q1 2018 to USD .9vM in Q1 2019. Gross profits totaled USD .2 M in Q1 2019, a bit better than in Q1 2018.

Typhoon Mangkut’s flooding spoiled part of the cash vegetable crops (about 100 acres), which severely impacted income in Q4 2018. The plantation is slowly recovering from the damages, managing a small positive gross profit baseline performance from which we expect improvement in the seasonally better third and fourth quarters, assuming continued restoration of a healthier underlying growing environment.

Seafood and Meat Trading (Corporate)

Revenue from Seafood and Meat trading decreased USD 3.6 M, or 22% from USD 16.4 M in Q1 2019 to USD 12.8 M in Q1 2019. Gross profits decreased by USD .4 M, or 22% from USD 1.8 M in Q1 2018 to USD 1.4 M in Q1 2019. Overall gross margins were 11%.

Revenue and gross profits were adversely affected by the later Chinese New Year, which disrupted supply deliveries for a longer period of time than usual. This logistical factor also impacted Tr-Way sales adversely.

Growth potential for the trading division is currently constrained by working capital availability.

Engineering Technology, Consulting and Services -- Project Development (CA)

Revenue from project development totaled USD 1.0 M in Q1 2019, a decrease of 60% from Q1 2018.

Under current conditions, working capital at T-W is better deployed to generate continuing and constant revenue from sale of goods. This superior use of funds will increase if the positive results from efficiency trials translate to higher sales volume and/or margin improvement in the second half of 2019.

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The Company’s wholly owned subsidiary, Capital Award, is engaged in discussions to initiate two foreign-based aquaculture projects. The Company hopes to report progress in the later part of 2019, if and when any material contract develops.

CEO Commentary

Solomon Lee, Chief Executive Officer of Sino Agro Food, commented, “First quarter results were a bit softer than we expected because of the difficulties Chinese New Year presented. We believe this delayed most of the sales that were short of expectation; therefore, we anticipate a pick up in Q2 and beyond, assuming underlying market conditions remain stable. In general, we are on track with strategic plans, which I’d like to elaborate upon.

During and around 2017, we experienced conditions analogous in effect to the global financial crisis in 2008. As we’ve communicated in quarterly reports and press releases for some time now, two main factors contributed:

1)	a severe relaxation in the Chinese government’s taxes on imported beef, led to writing off SJAP’s slaughterhouse, and cutting back co-operative beef farming , and

2)	unanticipated difficulties to scale successful fishery operations at aquafarms one, two, and three to aquafarms four and five.

We reevaluated all our businesses, prioritizing to accommodate these conditions that diminished and threatened cash flow. We decided to “rightsize” all operations by curtailing capital expenditure that would not show short-term return, perhaps sacrificing upside potential in some cases, with the aim of establishing derisked businesses that would sustain profits and support modest growth by reinvesting any available, discretionary cash flow on a standalone basis, after paying down what we’ve called “legacy debt,” commensurate with a projected level of “non-discretionary” cash flow. Efforts have resulted in lease arrangements and JV agreements to provide incremental cash flow at both the HU plantation and HSA relieving the need for SIAF provided capital funding, or working capital. Largely, this restructuring has been accomplished, with a caveat or two. This has led to some businesses becoming much smaller and with low or no short-term growth – like SJAP – and others with reasonable size and reasonable growth prospects intact, like MEIJI.

A second caveat is maintaining a level and pace of debt repayment that can be be supported by existing cash flow, which is a baseline scenario projection, not taking into account any of several plans to generate incremental discretionary funds. Therefore, we have been in ongoing discussions to, in essence, refinance certain legacy debts. As agreements are reached, they are reported in the quarterly SEC filings which shareholders are encouraged to read.

Here’s the good news. Our reevaluation clearly showed we are best served to concentrate our growth efforts where the Company’s crown jewels lay; namely, Tri-Way, its APRAS technology and infrastructure – and where the crown jewels’ cousin lays; namely, Capital Award’s business to engineer and build aquafarms, using the crown jewels. In the case of Tri-Way’s businesses, the relatively new trading business shows a path to solid growth, constrained by working capital. And in the case of fish and prawn sales, revitalization of aquafarms four and five is underway. We’ve had good results in trial runs of Pacific White prawns, and will employ the new methods at ODRAS farms within the mega farm, the scale of which is dependent again on the magnitude of working capita available. In the case of Capital Award, there are no capital constraints. Because Tri-Way’s best use of funds is for expansion working capital, they will have limited need to build new facilities in the near-term. Therefore, we are in discussions to contract the engineering and/or building of APRAS aquafarms in both India and Malaysia. Any signed contract, should one occur, would result in revenue incremental to baseline plans.

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We are endeavoring to align the pace of debt repayment in line with baseline cash flow to satisfy creditor terms and provide internally generated working capital for the Company. Flexibility and overall results would be greatly enhanced, if and when any of the above efforts bear fruit.

In addition, if and when one or more of our efforts to obtain ouside project based funding materializes, we would expect to generate “discretionary” cash flow sufficient to obtain considerably more favorable debt to cash flow ratios. As the global financial crisis made refinancing and new financing more difficult, we have discovered an analogous situation, post our downsizing. We believe this situation has been alleviated by our current plan, results, and trajectory, and remain cautiously sanguine with respect to significant upside potential related to successful debt or equity financing(s).”

FY Q1 2019 Interim Report

For detailed segment operational performance and developments, please take the time to read our latest 10-K filing, or refer to the Q1 2019 Interim Report posted to the Company website: http://sinoagrofood.investorroom.com/download/Sino-Agro-Food_Q1-2019-Interim-Report.pdf

Earnings Information

Like last quarter, the Company will provide a written Q & A. on June 3, 2019.

Please submit questions by email to info@sinoagrofood.com. These will be organized, answered, and posted, with an accompanying press release.

About Sino Agro Food, Inc.

SIAF focuses on high protein food including seafood and cattle. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 325 employees and revenue of USD 141.7 million in 2018. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

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Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Nordic Countries

+46 (0) 760 495 885

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